Exhibit 5.1

June 11, 2026

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, NC 27713

Ladies and Gentlemen:

We have acted as counsel to Humacyte, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of up to 54,761,905 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, pursuant to the Registration Statement on Form S-3 (File No. 333-290231) filed with the United States Securities and Exchange Commission (the “Commission”) on September 12, 2025 and declared effective by the Commission on September 22, 2025 (the “Registration Statement”).

We have reviewed:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement, dated June 10, 2026 (the “Underwriting Agreement”), by and among the Company and Barclays Capital Inc., BTIG, LLC and Titan Partners Group LLC, a division of American Capital Partners, LLC, as representatives of the several underwriters named therein; and

(iii)	such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Shares have been or will be duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the underwriters. We have assumed further that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”) with respect to the Shares. We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company pursuant to the terms of the Underwriting Agreement and upon receipt by the Company of full payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP